EXHIBIT 99.1

BOSTON SCIENTIFIC TO ACQUIRE
C.R. BARD ELECTROPHYSIOLOGY BUSINESS

Transaction to Accelerate Boston Scientific Expansion in Growing Electrophysiology Market

Natick, Mass. (June 28, 2013) - In a move that would significantly boost its capabilities in the fast-growing market for advanced electrophysiology procedures, Boston Scientific Corporation (NYSE:BSX) has entered into a definitive agreement to acquire Bard EP, the electrophysiology (EP) business of C.R. Bard, for $275 million in cash. The company expects to close the transaction in the second half of 2013, subject to customary closing conditions.

This transaction supports Boston Scientific's strategy to provide a robust portfolio of solutions for cardiac catheter ablations and other EP tools to diagnose and treat a variety of conditions in which the heart beats abnormally. The addition of Bard EP's strong commercial team and complementary portfolio, including catheter and recording device technologies, would enable Boston Scientific to better serve the rapidly growing global EP market with a stronger and more comprehensive offering. Electrophysiology is a $2.5 billion global market that is growing at nearly 10 percent annually.

“We expect this acquisition to accelerate the expansion of our global electrophysiology business and we are pleased to welcome Bard EP to the Boston Scientific team,” said Mike Mahoney, president and chief executive officer, Boston Scientific. “We believe the innovation and global reach that Bard EP delivers will meaningfully advance our position in this fast-growing market, enabling us to more effectively serve the needs of patients who suffer from cardiac arrhythmias.”

Bard EP would become part of the existing Boston Scientific EP business within the company's Rhythm Management unit.

Headquartered in Lowell, Mass., with nearly 180 employees around the world, Bard EP offers a comprehensive portfolio including advanced therapeutic catheters, diagnostic catheters, electrophysiology recording systems and intracardiac access devices. Bard EP generated sales of $111 million in 2012.

The agreement calls for an up-front payment of $275 million, payable upon transaction closing. Boston Scientific currently expects the net impact of this transaction on adjusted earnings per share to be immaterial for 2013 and approximately one cent accretive in 2014, and dilutive on a GAAP basis in both years as a result of acquisition-related net charges and amortization, which will be determined following the closing.

About Boston Scientific
Boston Scientific transforms lives through innovative medical solutions that improve the health of patients around the world.  As a global medical technology leader for more than 30 years, we advance science for life by providing a broad range of high performance solutions that address unmet patient needs and reduce the cost of healthcare. For more information, visit www.bostonscientific.com and connect on Twitter and Facebook.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “estimate,” “intend” and similar words. These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. These forward-looking statements include, among other things, statements regarding new product launches, regulatory approvals, product portfolio and performance, competitive offerings, market performance and our business plans, expected accretion and dilution, and timing of closing and its effect. If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements. These factors, in some cases, have affected and in the future (together with other factors) could affect our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this press release. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

Factors that may cause such differences include, among other things: future economic, competitive, reimbursement and regulatory conditions; new product introductions; demographic trends; intellectual property; litigation; financial market conditions; and future business decisions made by us and our competitors. All of these factors are difficult or impossible to predict accurately and many of them are beyond our control. For a further list and description of these and other important risks and uncertainties that may affect our future operations, see Part I, Item 1A - Risk Factors in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we may update in Part II, Item 1A - Risk Factors in Quarterly Reports on Form 10-Q we have filed or will file hereafter. We disclaim any intention or obligation to publicly update or revise any forward-looking statements to reflect any change in our expectations or in events, conditions or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained in this document.

Use of Non-GAAP Financial Measures

To supplement our consolidated financial statements presented on a GAAP basis, we disclose certain non-GAAP financial measures including adjusted earnings per share.  Adjusted earnings per share excludes goodwill and intangible asset impairment charges; acquisition-, divestiture-, litigation- and restructuring-related charges and credits; certain discrete tax items and amortization expense.  Non-GAAP measures such as adjusted earnings per share are not in accordance with generally accepted accounting principles in the United States.  The GAAP financial measure most directly comparable to adjusted earnings per share is GAAP earnings per share.  The difference between our estimated impact of the acquisition on our GAAP and adjusted earnings per share relates to amortization expense on acquired intangible assets and acquisition-related net charges, which include contingent consideration expense and acquisition-related fair value adjustments.  These amounts are excluded by the Company for purposes of measuring adjusted earnings per share.

Management uses adjusted earnings per share along with other supplemental non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in our business, to assess its performance relative to its competitors, and to establish operational goals and forecasts that are used in allocating resources.  Non-GAAP financial measures, including adjusted earnings per share, should not be considered in isolation from or as a replacement for GAAP financial measures.  We believe that presenting non-GAAP financial measures in addition to GAAP financial measures provides investors greater transparency to the information used by our management for its financial and operational decision-making and allows investors to see our results "through the eyes" of management.  We further believe that providing this information better enables our investors to understand our operating performance and to evaluate the methodology used by management to evaluate and measure such performance.

CONTACT:
Peter Lucht
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Global Media Relations
Boston Scientific Corporation
media@bsci.com

Michael Campbell
508-650-8023 (office)
Investor Relations
Boston Scientific Corporation
investor_relations@bsci.com